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                  EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
                                AND SUBSIDIARIES


     Exhibit 11.1   Statement re computation of per share earnings


          Net earnings per weighted average common share is computed using the weighted average number of common shares and common share equivalents outstanding during each period presented. Common share equivalents represent stock options. Fully diluted earnings per share do not differ materially from primary earnings per share.


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